ROSS MILLER Secretary of State 206 North Carson Street Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Correction (PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

	USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction (Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

1. The name of the entity for which correction is being made:
Co-Signer, Inc.

2. Description of the original document for which correction is being made:
Articles of Merger

3. Filing date of the original document for which correction is being made:

4. Description of the inaccuracy or defect.
The merging entity and surviving entity were named incorrectly

5. Correction of the inaccuracy or defect.

Name of the merging entity: Cross Click Acquisition Corp

Name of the surviving entity: Co-Signer, Inc.

Article I is hereby amended in its entirety to read:

Article I: Name

"The name of the corporation is Cross Click Media Inc., hereinafter the "Corporation."

6. Signature: X /s/ Kurt Kramarenko	President	6/25/2014
	Title	Date